UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 4, 2013

ACCELRYS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-27188	33-0557266
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification number)
10188 Telesis Court, San Diego, California 92121-1761
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 799-5000
N/A
(Former name, or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On June 4, 2013, Accelrys, Inc. (the “Company”) notified the Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Nasdaq Listing Rule 5605(c)(2) requiring the Company to have an Audit Committee comprised of three independent directors. The Company's noncompliance with this listing rule resulted from Kenneth Coleman's decision to not stand for re-election to the Company's Board of Directors (including as a member of the Board's Audit Committee) for personal reasons not involving any disagreement relating to the Company's operations, policies or practices, as previously disclosed in the Company's definitive proxy statement for its 2013 annual meeting of stockholders filed with the U.S. Securities and Exchange Commission on April 15, 2013.
Consequently, on June 4, 2013, the Company received a written notification (the “Notice”) from Nasdaq that, as a result of Mr. Coleman's not standing for re-election, the Company no longer complies with Nasdaq's audit committee requirements as set forth in Nasdaq Listing Rule 5605. The Notice confirms that, pursuant to Nasdaq Listing Rule 5605(c)(4)(B), the Company will be provided with a cure period to regain compliance as follows:

•	until the earlier of the Company's next annual stockholder meeting or May 30, 2014; or

•	if the next annual stockholder meeting is held before November 26, 2013, then the Company must evidence compliance no later than November 26, 2013.
Because the Company does not intend to hold its next annual stockholder meeting prior to November 26, 2013, the Company expects that the cure period provided by Nasdaq Listing Rule 5605(c)(4)(B) will expire on May 30, 2014.
The Company's Board of Directors is currently working to identify candidates to replace Mr. Coleman and to appoint a director and Audit Committee member who satisfies the independence and other relevant Audit Committee requirements of the Nasdaq Listing Rules prior to the expiration of the applicable cure period.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ Michael A. Piraino
Michael A. Piraino
Executive Vice President and
Chief Financial Officer
Date: June 7, 2013

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